Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Playboy Enterprises, Inc. for the registration of 4,900,000 shares of Class B Common Stock of our reports dated March 12, 2009, with respect to the consolidated financial statements and financial statement schedule of Playboy Enterprises, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Playboy Enterprises, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 9, 2009